EXHIBIT 12.2

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                                            For the Three Months
                                                                Ended March 31
                                                            --------------------
Dollars in millions                                               1996      1995
- - --------------------------------------------------------------------------------

Net earnings ...............................................       124      $ 74
Provision for income taxes .................................        90        57
                                                                  ----      ----
Earnings subtotal ..........................................       214       131

Fixed charges included in earnings:
Interest expense ...........................................        78        70
Interest portion of rentals ................................        10        13
                                                                  ----      ----
Subtotal ...................................................        88        83

Earnings available before fixed charges ....................      $302      $214
                                                                  ====      ====


Fixed charges and preferred stock dividends:
Fixed charges included in earnings .........................      $ 88      $ 83
Capitalized interest .......................................         3         8
Preferred stock dividends * ................................        15        15
                                                                  ----      ----
Total fixed charges and preferred stock dividends ..........      $106      $106
                                                                  ====      ====

Ratio of earnings to fixed charges and preferred
  stock dividends ..........................................       2.8       2.0

 * For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis